Exhibit 10.2

June 13, 2017

Ramy Tadros
[address redacted]

Dear Ramy,

I am pleased to offer you the following sign-on payments in connection with the beginning of your employment with Metlife Group, Inc. in the position of Executive Vice President and Chief Risk Officer, subject to the approval of MetLife’s Compensation Committee and Board of Directors.

Sign-On Payments

Based on the information you provided us, we understand you will forfeit certain compensation awards from your current employer if you accept employment with us. With the understanding you will be joining MetLife during the 2017 performance year and as a result, will not be considered for full incentive compensation awards for this performance year, I will recommend to MetLife’s Compsenation Committee and Board of Directors that you be offered the following, subject to appropriate verification of loss/forfeiture and your actual start date:

•
Should you leave your current employer and forfeit your 2017 cash incentive payment, MetLife will make a one-time cash sign-on payment of $1,408,350 to cover the portion you forfeited, paid to you in two parts: $500,000 within 30 days of hire, and the balance by December 31, 2017.

•
Should you leave your current employer and forfeit your Deferred Compensation and/or Restricted Stock Units that would otherwise vest in February 2018, MetLife will make a one-time cash sign-on payment of $663,000, paid within 30 days after your first anniversary with MetLife.

Each of these cash sign-on payments will be paid to you in a lump sum less applicable taxes and other required withholding. Payments will be made to you only if you maintain contuous employment and satisfactory performance through each payment date. In the event you voluntarily terminate your employment for any reason whatsoever or your employment is terminated for cause within

24 months of each payment, you will repay the full amount of this payment to MetLife to the extent permissible under law. You may not defer these payments.

Other Terms

This is not an employment contract, and does not represent a guarantee of continued employment for any period of time. Employment at MetLife is “employment at will,” which means that either you or MetLife may terminate the relationship at any time with or without cause or notice. For the avoidance of doubt, this letter supersedes any and all other correspondence or oral statements previously provided to you on the subject of sign-on payments from MetLife, and such other correspondence or statements are hereby null and void and of no further effect.

Sincerely,	I accept this job offer.

/s/ Steven A. Kandarian	Ramy Tadros
Steven A. Kandarian	Name (printed)
Chairman, President & Chief
Executive Officer	June 14th, 2017
Date

/s/ Ramy Tadros
(Signature)